Exhibit 99.1

For Immediate Release

FROM: Sierra Pacific Resources	TO:	PR Newswire
Analyst Contact:		US1
Vicki Erickson 775-834-5646		1-800-473-5152
Media Contacts:
Karl Walquist 775-834-3891
Andrea Smith 702-367-5683

Feb. 10, 2003

Sierra Pacific Resources Announces Offering of Convertible Notes to Retire

$191 million Floating Rate Notes due April 2003

Reno, Nevada – Sierra Pacific Resources (NYSE: SRP), announced today that it is seeking to raise $250 million through a private placement of convertible notes due 2010. The convertible notes will be unsecured (except as described below) and unsubordinated obligations of Sierra Pacific Resources.

The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The net proceeds from the sale of the convertible notes will be used to redeem approximately $191 million remaining principal amount of Sierra Pacific Resources’ floating rate notes due April 20, 2003 and to acquire U.S. Government securities that will be pledged to secure the first five scheduled interest payments on the notes. Any remaining net proceeds will be used for general corporate purposes.

The securities to be offered have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership, Sierra Pacific Communications, a telecommunications company, and Sierra Pacific Energy (e-three), an energy conservation services company.

This press release does not constitute an offer to sell these securities, nor is it a solicitation of an offer to purchase these securities.

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